Exhibit 10.22
Noble Corporation
Summary of Director Compensation

Annual Retainer. Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), pays its non-executive board chairman an annual retainer of $150,000, and each of its non-employee directors an annual retainer of $100,000, paid quarterly in advance.

Committee Fees. The chair of the audit committee receives an annual retainer of $30,000, and the chair of each other standing Board committee receives an annual retainer of $20,000. Each committee member receives an annual retainer of $10,000.

Equity Compensation. Non-executive directors receive an annual award of restricted share units valued at $230,000 for the chairman, and $180,000 for the other non-executive directors, in each case vesting after one year. For 2021, in lieu of the annual grant, the Board members received a one-time grant of restricted share units valued at $370,000 for the chairman, and $320,000 for the other non-executive directors, in each case vesting one-third per year over a three-year period. Director awards vest 60% in shares and 40% in cash, unless the director elects to defer settlement until three months after a separation in service, in which case the awards settle 100% in shares.